Exhibit 97.1

250 Montgomery Street, Suite 200

San Francisco, CA 94104

www.bitwiseinvestments.com

Exhibit 97.1

Recovery Policy for Erroneously Awarded Incentive-Based Compensation

Effective Date: January 4, 2024

Introduction

At Bitwise (“Bitwise” or “Company”), we recognize the critical importance of maintaining the highest standards of corporate governance, transparency, and accountability. In alignment with these principles, Bitwise has developed and adopted the below Recovery Policy for Erroneously Awarded Incentive-Based Compensation (“Recovery Policy”) in accordance with NYSE Rule 5.3-E(p) Erroneously Awarded Compensation, as required by the Rules of NYSE Arca, Inc. (the “Exchange”).

Background

The Exchange requires that specific corporate governance and disclosure policies be established by domestic issuers of any equity security listed pursuant to Rule 5.2-E. Issuers of any security that is listed pursuant to the Rules of the Exchange must comply with all of the provisions of Rule 5.3-E, including Rule 5.3-E(p) which requires issuers to adopt and comply with a written Recovery Policy providing that the issuer will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Our commitment to ethical conduct, accuracy in financial reporting, and compliance with applicable laws and regulations underscores the need for a structured approach to address the inadvertent award of incentive-based compensation. While Bitwise officers do not currently receive incentive-based compensation, this policy serves as a proactive measure to establish a comprehensive framework for potential future scenarios.

Purpose

The purpose of this Recovery Policy is to establish a framework for the potential recovery of erroneously awarded incentive-based compensation in the event that officers of the company, as defined in the applicable rule and set forth below in the Appendix hereto, are granted such compensation in the future. This policy aims to promote accountability, safeguard the interests of Bitwise’s investors, and ensure compliance with applicable regulations.

This policy applies to all executive officers of Bitwise Investment Advisers, LLC, the sponsor of the issuer, as well as to certain executive officers of Bitwise Asset Management, Inc. (see Appendix: Scope & Definitions) and outlines the procedures and principles that would be followed in the event of such compensation being awarded in the future.

Bitwise commits to promptly recover erroneously awarded incentive-based compensation. Bitwise will initiate a recovery process in the event the Company is obligated to prepare an accounting restatement due to material noncompliance with securities laws, encompassing corrections of material errors in previously issued financial statements or addressing errors that would result in a material misstatement if uncorrected in the current period.

The recovery amount will be determined based on the difference between the erroneously awarded incentive-based compensation and the amount that would have been awarded based on the restated financial results, and without regard to any taxes paid. For

250 Montgomery Street, Suite 200

San Francisco, CA 94104

www.bitwiseinvestments.com

incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received. In such a scenario, Bitwise will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

Bitwise will adhere to the below subsequent recovery steps in the event there is a need to recover erroneously awarded compensation:

•
Upon identification of an error or violation triggering recovery, the Board of Directors, in consultation with legal and financial experts, will conduct a thorough review.
•
The officer involved will be given an opportunity to provide relevant information and present their case before a final decision is made.
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The Board will consider mitigating factors, such as the officer's level of involvement, knowledge, and any steps taken to prevent or rectify the error.

Bitwise will be obligated to recover erroneously awarded compensation in accordance with its recovery policy in all cases, except for any such case where a committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Bitwise board, make a determination that recovery would be impracticable for any of the following reasons:

(a)
Impracticability may be determined if the direct expense paid to a third party for policy enforcement exceeds the amount to be recovered. Bitwise will attempt reasonable recovery efforts, document them, and provide such documentation to the Exchange before deeming recovery impracticable.
(b)
Impracticability due to violation of home country law (adopted before November 28, 2022) requires the company to obtain an opinion from home country counsel, acceptable to the Exchange, confirming such violation before deeming recovery impracticable.
(c)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Bitwise will initiate the recovery process promptly upon the discovery of errors or violations, with the Board actively working towards recovering the amount within a reasonable timeframe. As part of the repayment mechanism, the recovered amount may be deducted from future incentive-based compensation or any other compensation due to the officer. In cases where recovery through future compensation is not feasible, the officer may be obligated to repay the amount directly to the company.

Bitwise will communicate the recovery action to shareholders, regulatory bodies, and other stakeholders as required by applicable laws and regulations. Transparency will be maintained to the extent permitted by law. The Company will file all disclosures with respect to the Recovery Policy in accordance with the requirements of the Federal securities laws, including any disclosure required by the applicable regulatory filings.

Bitwise will review this policy periodically and make any necessary amendments to comply with changes in regulations or best practices.

250 Montgomery Street, Suite 200

San Francisco, CA 94104

www.bitwiseinvestments.com

APPENDIX: SCOPE & DEFINITIONS

1.
This policy applies to all incentive-based compensation received by a person:
(a)
After beginning service as an executive officer;
(b)
Who served as an executive officer at any time during the performance period for that incentive-based compensation;
(c)
While the issuer has a class of securities listed on a national securities exchange or a national securities association; and
(d)
During the three completed fiscal years immediately preceding the date that the issuer is required to prepare an accounting restatement as described in paragraph (C)(1) of NYSE Rule 5.3-E(p). In addition to these last three completed fiscal years, the recovery policy must apply to any transition period (that results from a change in the issuer’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the issuer’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. An issuer’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

2.
For purposes of determining the relevant recovery period, the date that an issuer is required to prepare an accounting restatement as described in paragraph (C)(1) of this Rule 5.3-E(p) is the earlier to occur of:
(a)
The date the issuer’s board of directors, a committee of the board of directors, or the officer or officers of the issuer authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement as described in paragraph (C)(1) of this Rule 5.3-E(p); or
(b)
The date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement as described in paragraph (C)(1) of this Rule 5.3-E(p).

3.
Definitions:
•
Executive Officer. An executive officer is the issuer’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer’s parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers, or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Rule 5.3-E(p) would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).
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Financial reporting measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.
•
Incentive-based compensation. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

250 Montgomery Street, Suite 200

San Francisco, CA 94104

www.bitwiseinvestments.com

•
Received. Incentive-based compensation is deemed received in the issuer’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.